CONFIDENTIALITY AGREEMENT

                                                                                                    April 25, 2006

Mr. Joseph Linnen

Principal

The Jordan Company, LP

Suite 4040

875 N. Michigan Avenue

Chicago, IL 60611

Dear Mr. Linnen:

TM Capital Corp. (“TM Capital”) has been retained by Reinhold Industries, Inc. (the “Company”) as its exclusive financial advisor regarding the evaluation of its strategic alternatives.  You are being provided information concerning the Company exclusively in connection with your investigation thereof.  For purposes of this agreement, “you” refers only to The Jordan Company, LP (“TJC”) and not any of its general or limited partners including Leucadia National Corporation, or any of their respective subsidiaries or affiliates unless and until TJC provides such parties with the Evaluation Material as defined.

TM Capital, as agent of the Company, is furnishing to you certain information (together with any notes, analyses and other information related thereto or based thereon, referred to herein as the “Evaluation Material”) concerning the Company, and may furnish additional Evaluation Material in the future, which is strictly confidential.  You agree that any Evaluation Material (whether documentary or oral) furnished to you by officers, directors, employees, agents or representatives of the Company or TM Capital will be kept strictly confidential.  In no event shall you use such Evaluation Material for any purpose except in connection with your investigation of the Company; provided, however, that you may disclose the Evaluation Material only to your officers, directors, employees, legal counsel, accountants, financing sources or financial advisors (“Representatives”) who need to know such information for the purpose of assisting you in evaluating the Company, all of whom shall be informed by you of this Confidentiality Agreement and shall agree to be bound by the terms hereof.  You agree that you will be responsible for any breach of this agreement, as well as any unauthorized disclosure or use of Evaluation Material, by your Representatives.

You agree not to make such Evaluation Material available to any other person or group for any other purpose whatsoever.  You further agree that without the prior written consent of the Company, you will not disclose to any third party, other than your Representatives, the fact that you have received confidential Evaluation Material on the Company, or that discussions or negotiations are taking place or have taken place, or the status thereof.

April 25, 2006

The foregoing restrictions with respect to Evaluation Material furnished to you shall not apply to any Evaluation Material which you demonstrate (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (ii) is or becomes available to you on a non-confidential basis prior to disclosure to you by the Company or its representatives, (iii) is or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, which source was itself not to the best of your knowledge prohibited from disclosing such information by a contractual or other obligation to the Company, (iv) is required to be disclosed by the United States securities laws (in which case you shall advise and consult with the Company and its counsel prior to any proposed disclosure), or (v) is independently developed by you with no violation of this agreement .

Unless otherwise directed by the Company, you acknowledge that neither the Company nor TM Capital, nor any of their representatives, makes any express or implied representation or warranty as to the accuracy or completeness of any Evaluation Material, and you agree that no such person will have any liability to you on any basis resulting from your use of the Evaluation Material.

You agree that all contacts or communications by you or your Representatives with the Company, all requests for additional information, facility tours or management meetings, and all discussions or questions regarding procedures with respect to a possible transaction, will be submitted or directed only to TM Capital or to the Company’s President & CEO.  Without the express prior consent of TM Capital or the Company’s President & CEO you agree that you and your Representatives will not, directly or indirectly, contact or communicate with any officer, employee, director, stockholder, agent, customer or business partner of the Company regarding the Evaluation Material or a possible transaction between the parties.  You further agree that, for a period of one year from the date hereof, you will not directly or indirectly solicit to employ or use any of the Evaluation Material to solicit to employ any current employee of the Company with whom you have been made aware as a result of the Evaluation Material without obtaining the prior written consent of the Company.  However, the foregoing restriction shall not preclude you or your Representatives from employing any employee who responds to a general solicitation for employment not specifically directed towards employees of the Company.  The forgoing shall not prohibit you from soliciting or hiring employees of the Company if such employees’ employment with the Company has been terminated at least six months prior to such solicitation or hiring.

As a further condition to the furnishing of the Evaluation Material, for a period of eighteen months from the date hereof, unless specifically requested in writing in advance by the Company, you agree that you will not, and that you will not assist or encourage others (including by providing financing) to, directly or indirectly, (i) acquire or agree, offer, seek or propose (whether publicly or otherwise) to acquire ownership of the Company or any of its securities or assets, (ii) engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated under the Securities Exchange Act of 1934 (the “1934 Act”)), or form, join or in any way participate in a “group” (as defined under the 1934 Act), with respect to any of the Company's securities, or otherwise seek or propose to influence or control the Board of Directors, management or policies of the Company, (iii) take any action which could reasonably be expected to place the Company under a legal obligation to make a public announcement regarding a possible transaction within the scope of the foregoing clauses, or

April 25, 2006

(iv) enter into any discussions, negotiations, agreement, arrangement or understandings with any third party with respect to any of the foregoing.  You represent and warrant to the Company that on the date hereof you own no common stock of the Company.  For purposes of this paragraph “securities” are defined as more than 5.0% of the relevant entities’ voting securities.

In the event that you or any of your Representatives are requested or required in any proceeding to disclose any Evaluation Material received by you or your Representatives, you will give TM Capital or the Company notice as soon as reasonably possible of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, you or your Representatives are nonetheless, based on the advice of your outside counsel, legally compelled to disclose any such Evaluation Material, you or your Representatives may disclose such Evaluation Material without liability hereunder, provided that (i) you disclose in such proceeding only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, and (ii) you exercise your reasonable efforts to ensure that confidential treatment will be accorded the Evaluation Material in such proceeding.

This agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.  Title to the Evaluation Material shall remain in the Company.  You agree upon the written request of either the Company or TM Capital to destroy or return to TM Capital all Evaluation Material furnished to you without retaining any copies thereof or extracts therefrom.  Not withstanding the foregoing, you shall be permitted to retain a copy of this agreement and drafts thereof, as well as a summary of the Evaluation Material for your internal records, which shall continue to be subject to the confidentiality provisions of this agreement.  The terms of this Confidentiality Agreement will survive the return of such Evaluation Material.

You acknowledge that a breach by you of any of the provisions of this letter would cause irreparable harm to the Company for which it could not be adequately compensated with money damages.  Accordingly, in the event of any such breach, you agree that the Company shall be entitled to temporary and permanent injunctive relief and specific performance of the provisions hereof without the necessity of proving actual damage or posting a bond or other security, which shall be in addition to any and all other legal and equitable remedies available.

You and the Company acknowledge and agree that unless and until a written definitive agreement concerning a transaction has been executed, neither the Company nor you nor any of your respective agents or representatives will have any liability to the other with respect to a transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to a transaction or otherwise, and each of the Company and you will have the right at any time to terminate discussions concerning a possible transaction.

This agreement (i) contains the sole and entire agreement between the parties with respect to the subject matter hereof and (ii) may be amended, modified or waived only by a separate written instrument duly executed by or on behalf of the Company and you. Your confidentiality undertakings under this agreement shall expire two years from the date hereof.

April 25, 2006

If the foregoing correctly sets forth our agreement, please so indicate by executing this agreement in the space provided below and return one copy of this letter to TM Capital.

Very truly yours,

REINHOLD INDUSTRIES, INC.

By TM CAPITAL CORP. for the benefit of the Company

By:

Michael S. Goldman

Managing Director

Accepted and agreed to as

of the date written below:

The Jordan Company, L.P.

By:

Joseph C. Linnen

Date:

April 27, 2006